DATED: 28 OCTOBER 2024

DEED OF TERMINATION, SETTLEMENT AND RELEASE IN RESPECT OF THE SUPPLY AGREEMENT

between:

(1) **CURALEAF PORTUGAL LDA**

(2) **FLORA GROWTH CORP**

(3) **ACA MULLER ADAG PHARMA VERTRIEBS GMBH**

(4) **NORTHERN GREEN CANADA, INC**

THIS DEED is dated 28 October 2024

BETWEEN:

(1) **CURALEAF PORTUGAL LDA**, a company incorporated under the laws of Portugal having its registered office address at Rua Castilho 213, 5th Floor, Lisbon, 1250-068, Portugal ("**CP**");

(2) **ACA MULLER ADAG PHARMA VERTRIEBS GMBH** a company incorporated under the laws of Germany having its registered office address at Hauptstraße 99, 78244 Gottmadingen, Deutschland ("**ACA MULLER**");

(3) **NORTHERN GREEN CANADA, INC**, a corporation duly incorporated under the Business Corporations Act RSO 1990, c B16, having its head office at 275 Orenda Road unit 1, Brampton, Ontario, L6T 3T7 ("**NG**"); and

(4) **FLORA GROWTH CORP** a corporation incorporated and registered in the state of Ontario Canada having its registered office address 365 BayStreet, Suite 800, Toronto, Ontario, M5H 2V1 (means "**Flora Growth**"),

each a "**Party**" and together the "**Parties**".

BACKGROUND

A. CP cultivates cannabis in Portugal and is the holder of a licence granted by Infarmed (the relevant authority in Portugal responsible for the licensing of medical cannabis activities) to undertake the cultivation, distribution, and export of medical cannabis.

B. ACA Muller is a fully integrated cannabis company with a licence to import and distribute medical cannabis products in Germany strictly as medical cannabis.

C. On 18 February 2020 (the "**Effective Date**"), the Parties entered into the Supply Agreement, which contemplated that CP would harvest, cure, trim, test, package, and supply Products to ACA Muller for commercial distribution in Germany as medical cannabis products.

D. Under the Supply Agreement, ACA Muller was required within 30 days of the Effective Date to submit to CP the first commercial purchase order for Product covering the first six (6) months of requirement for Product (the "**Launch Purchaser Order**").

E. ACA Muller paid the Deposit to CP (as security) in contemplation of purchase orders for Product expected to be submitted by ACA Muller to CP.

F. The Supply Agreement anticipated that ACA Muller would require 200kg of Product from CP for each month commencing from when the Launch Purchase Order is received.

G. CP undertook various preparatory steps in contemplation of its responsibilities and obligations under that Supply Agreement which were reasonably expected to arise upon receipt of the Launch Purchase Order. CP did not obtain GMP Certification by the date initially prescribed by the Supply Agreement.

H. As at the date of this Agreement, no Products have been supplied by CP to ACA Muller and CP did not receive the Launch Purchase Order (nor any other Purchase Order or forecasts for Products) as contemplated by the Supply Agreement.

I. It is expected that on or around the date of this Agreement, NG (a company affiliated with CP) will enter into a supply agreement with Flora Growth (the ultimate holding company of

ACA Muller), pursuant to which Flora Growth will agree to purchase a minimum of 200kgs of medical cannabis products in accordance with the terms and conditions of that supply agreement (the "**NG Supply Agreement**").

J. It is anticipated that Flora Growth (or its affiliated, including, ACA Muller) will submit an initial purchase order for 67kg of product in accordance with the terms and conditions of the NG Supply Agreement when that agreement is entered into (the "**NG Purchase Order**").

K. Further to discussions amongst the Original Parties, it was conditionally agreed that the Original Parties would formally agree to terminate the Supply Agreement and to release each other from their respective obligations under the Supply Agreement and CP will agree authorise NG to apply all or part of the Current Deposit to satisfy NG Invoices issued up to an amount not exceeding the value of the Current Deposit up to the End Date. CP will be fully entitled to retain any part of the Current Deposit not utilised for this purpose after the End Date.

THE PARTIES AGREE as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

Agreement	this deed of termination, settlement and release;
Business Day	a day (other than a Saturday, Sunday, or public holiday in England) when banks in London and Lisbon are open for business;
Conditions	means the conditions set out in Clause 2.1 of this Agreement, and each being a "**Condition**";
Current Deposit	has the meaning given to it in Clause 3.2;
Deposit	the non-refundable deposit of €500,000 (five hundred thousand Euros) paid by ACA Muller to CP in accordance with the Agreement;
Effective Date	has the meaning given to it in Recital C of this Agreement (above);
End Date	the end of the term of the NG Supply Agreement, as determined in accordance with Clause 11 of that agreement;
Launch Purchase Order	has the meaning given to it in Recital D of this Agreement (above);
NG Invoice	means an invoice issued by NG to Flora Growth in respect of a Confirmed Purchase Order (as defined in the NG Supply Agreement) in accordance with the NG Supply Agreement;
NG Purchase Order	has the meaning given to it in Recital (J) of this Agreement;
NG Supply Agreement	has the meaning given to it in Recital (I) of this Agreement;

Original Parties	means, CP and ACA Muller, as parties to the Supply Agreement, and each an "**Original Party**"
Products	shall have the same meaning given to that capitalised term under the Supply Agreement;
Related Parties	a party's parent, subsidiaries, assigns, transferees, representatives, principals, agents, or their respective current or former officers and/or directors and employees;
Released Claims	has the meaning given to it in Clause 5.1;
Supply Agreement	means the cannabis supply agreement dated 18 February 2020 between ACA Muller and CP, and as further described in Recital (C) above;
Tax	all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings, or liabilities wherever chargeable and whether of England & Wales, Portugal, Germany, or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto; and
Tax Deductions	any deductions, offsets, reductions, allowances in relation to a party's liability to Tax.

1.2 Clause, schedule and paragraph headings do not affect the interpretation of this Agreement.

1.3 A reference to a clause or a schedule is a reference to a clause of, or schedule to, this Agreement.

1.4 A **person** includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.5 A reference to a **company** shall include any company, corporation or other body corporate, wherever and however incorporated.

1.6 Unless the context otherwise requires:

1.6.1 Words in the singular include the plural and in the plural include the singular; and

1.6.2 A reference to one gender includes a reference to the other gender.

1.7 Words and expressions defined for the purposes of or in connection with any statutory provisions shall, where the context so requires, be construed as having the same meanings in this Agreement.

1.8 A reference to a particular statue, statutory provision or subordinate legislation is a reference to it as it is in force from time to time taking account of any amendment or re-enactment an includes any statue, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.9 **Writing** or **written** includes emails but not faxes.

1.10 Where the words **include(s), including** or **in particular** are used in this Agreement, they are deemed to have the words "without limitation" following them.

1.11 Any obligation in this Agreement on a Party not to do something includes an obligation not to agree or allow that thing to be done.

1.12 Any obligation in this Agreement on a Party to do something includes, unless otherwise provided, an obligation to do that thing at the Party's own cost and expense.

1.13 **Other** and **otherwise** are illustrative and shall not limit the sense of the words preceding them.

1.14 A reference to a **claim** includes any claim, demand, action or proceeding of any kind, actual or contingent.

1.15 A reference to a **loss** includes any loss damage, cost, charge, penalty, fee or expense.

1.16 References to any English legal terms, for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

2. CONDITIONS

2.1 This deed is subject to and conditional upon the satisfaction of the following conditions by no later than 31 October 2024:

2.1.1 the NG Supply Agreement being entered into by the relevant parties (in a form satisfactory to CP);

2.1.2 NG receiving the NG Purchase Order for a minimum order of [redacted] (at an agreed price of [redacted] per gram) and NG treating that purchase order as a Confirmed Purchase Order (as defined in the NG Supply Agreement); and

2.1.3 NG issuing a NG Invoice in connection with the NG Purchase Order.

2.2 The Parties may by unanimous written consent agree to a variation of the dates appointed for the satisfaction of the Conditions.

2.3 CP and ACA Muller have agreed that the Deposit shall be reduced by $109,500 (being, €100,000 based upon an agreed exchange rate) representing the value of purchase orders placed by an affiliate of CP on 11 September 2024 and 26 September 2024 with an affiliate of ACA Muller for certain goods.

3. APPLICATION OF THE DEPOSIT

3.1 Subject to the satisfaction of the Conditions and Clause 3.2:

3.1.1 CP (or its nominees) agrees to assign (or otherwise pay or procure payment of) an amount up to but not exceeding the Current Deposit (being, €400,000) to NG to satisfy sums due and owing by Flora Growth under a valid NG Invoice; and

3.1.2 ACA Muller and Flora Growth irrevocably agrees to and consents to CP (or its nominees) paying or assigning all or part of the Current Deposit to NG satisfy payment of NG Invoice(s) on its behalf.

3.2 CP (or its nominees) will not be required to assign or pay any amount exceeding €400,000 (four hundred thousand euros) to NG (being, a sum equal to the Deposit following the amount agreed to be set off in Clause 2.3) (the "**Current Deposit**") to satisfy any NG Invoice(s).

3.3 CP will not be required to undertake any payment where an NG Invoice is issued after the End Date, unless the Parties unanimously agree to this in writing.

3.4 ACA Muller and Flora Growth each irrevocably acknowledges and confirm that:

3.4.1 CP will be entitled to retain that part of the Current Deposit which has not been used or applied towards the payment of NG Invoice(s) by the End Date; and

3.4.2 Flora Growth shall be responsible for the payment of any sums due and owing to NG in connection with any NG Invoice(s) or otherwise, any sums that are due and owing under the NG Supply Agreement which exceed the value of the Current Deposit, and each of Flora Growth and ACA Muller shall indemnify CP against any request or demand for payment from NG (or its agents) that exceeds the value of the Current Deposit.

4. TERMINATION

4.1 The Supply Agreement is terminated with effect from the date of which the Conditions are satisfied (if applicable) ("**Termination Date**").

4.2 On termination of the Supply Agreement, the following clauses shall come into or continue in force, Clause 16 (Intellectual Property), Clause 18 (Confidentiality), Clause 19 (Jurisdiction and Governing Law), Clause 20 (Relationship of the Parties), Clause 22 (Taxes and Other Expenses) and Clause 23 (General).

4.3 Subject to Clause 4.1, all other provisions of the Supply Agreement are terminated.

5. SETTLEMENT, RELEASE AND WAIVER

5.1 Subject to the satisfaction of the Conditions, each Original Party releases the other from all claims, rights, actions or demands under or in connection with the Supply Agreement and those matters described in the recitals of this Agreement, including (without limitation) claims for negligence, whether in this jurisdiction or any other, whether known or unknown to the releasing party and whether in law or equity ("**Released Claims**"). This release does not apply to the Original Parties' future obligations and liabilities arising under the surviving provisions of the Supply Agreement identified in Clause 4.2 of this Agreement.

6. NO ADMISSION OF LIABILITY

This Agreement is entered into in contemplation of each Original Party compromising any claims that one Original Party may have against the other Original Party. Such a release is not, and shall not be represented or construed by the Original Parties as, an admission of liability or wrongdoing on the part of the either Original Party nor any of their Related Party.

7. AGREEMENT NOT TO SUE

Strictly subject to the Conditions being satisfied and the Supply Agreement being terminated:

7.1 Each Original Party agrees, on behalf of itself and on behalf of its Related Parties not to sue, commence, voluntarily aid in any way, prosecute, bring or cause to be commenced, prosecuted or brought against the other Original Party or their Related Parties or any action, investigation, suit, complaint or other proceeding (whether civil or criminal) concerning the Released Claims, directly or indirectly, in this jurisdiction or any other.

7.2 Each Original Party agrees to indemnify and keep indemnified the other Original Party against all costs and damages (including legal costs) in respect of any future actions, claims, or proceedings in respect of any of the Related Claims.

8. COSTS

The Parties shall each bear their own legal other professional costs or disbursements in relation to this Agreement.

9. TAX LIABILITIES ARISING AS A RESULT OF THIS AGREEMENT

Except as otherwise provided in this Agreement, the Parties shall each bear their own liabilities for Tax or any other liabilities (including any loss, damage, fines, penalties from any person or authority) arising as a result of this Agreement being entered into.

10. WARRANTIES AND AUTHORITY

10.1 Each Original Party warrants and represents to the other Original Party that it has not sold, transferred, assigned, or otherwise disposed of its interest (if any) in the Released Claims.

10.2 Each Party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this Agreement.

10.3 Without prejudice to clause 10.2, if any of the Parties do not have right, power, and authority to execute, deliver and perform this Agreement, this shall not be a ground or grounds for rescinding, avoiding, or varying any or all of the provisions of this Agreement.

11. SEVERABILITY

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

12. ENTIRE AGREEMENT

12.1 This Agreement constitutes the entire agreement between the Original Parties in relation to the Released Claims and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

12.2 Each Original Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Original Party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

12.3 The Original Parties agree that the terms and conditions of this Agreement are fair and reasonable having regard to the following:

12.3.1 that this Agreement represents the settlement and release of claims in circumstances where the Parties' knowledge of those claims is limited; and

12.3.2 the Original Parties have relied solely on the opinions of itself and its professional advisors concerning the Released Claims.

13. CONFIDENTIALITY, ANNOUNCEMENTS AND NON-DISPARAGEMENT

13.1 The Parties are entitled to confirm the fact of, but not the terms of, this Agreement, save as otherwise provided in this Agreement.

13.2 The terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the Parties, and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party without the written consent of the other Parties other than:

13.2.1 pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by, or obligation to, any competent authority or body where the Parties are under a legal or regulatory obligation to make such a disclosure (which would include, for the avoidance of doubt, the obligations of a Party or their Related Party to observe the rules of any stock exchange on which their securities are traded from time to time); and

13.2.2 as far as necessary to implement and enforce any of the terms of this Agreement.

13.3 No notification, announcement, circular or other publicity in connection with the subject matter of this Agreement (other than as permitted by this Agreement) shall be made by or on behalf of any Party without first using their reasonable endeavours to consult with the other Party and to take into account their reasonable requests it may have in connection with it, save that this provision shall not apply in circumstances where the circumstances make it impractical for one Party to consult with the other or the circumstances of the matter do not allow time for consultation.

13.4 Each party acknowledges and agrees that damages alone would not be an adequate remedy for a breach of this clause 13 and that each party shall be entitled to seek the remedies of an injunction and other relief for any threatened or actual breach of this clause 13.

14. GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

15. JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

16. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

16.1 The Parties' Related Parties may enforce the terms of this Agreement, subject to and in accordance with this clause and the Contracts (Rights of Third Parties) Act 1999.

16.2 The Parties may not rescind, or otherwise vary, the terms of this Agreement in such a way as to extinguish or alter the Parties' Related Parties' rights hereunder without the prior consent of the relevant Related Party.

16.3 Except as expressly provided in clause 16.1, a person who is not a Party shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

16.4 Except as expressly provided in clause 16.2, the rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

17. CO-OPERATION AND FURTHER ASSURANCE

The Parties shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by the other Parties for the purpose of putting this Agreement into effect.

18. COUNTERPARTS

18.1 This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

18.2 Transmission of an executed counterpart of this Agreement (but for the avoidance of doubt not just a signature page) by e-mail (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the agreement thus made, each party shall provide the others with the original of such counterpart within 5 Business Days of the date of this Agreement.

18.3 No counterpart shall be effective until each Party has executed and delivered at least one counterpart.

19. VARIATION

No variation of this Agreement shall be effective unless it is in writing and signed by the Parties (or their authorised representatives).

EXECUTED by the Parties as a deed and is delivered and takes effect on the date on numbered page 1.

SIGNED and **DELIVERED** as a **DEED** by)
ACA MULLER ADAG PHARMA VERTRIEBS GMBH)
acting by a director in the presence of:)

Witness Name: Clifford Starke

Witness Address: Address on file

Witness Occupation: CEO

Witness Signature: *signed*

SIGNED and **DELIVERED** as a **DEED** by)
FLORA GROWTH CORP)
acting by a director in the presence of:)

Witness Name: Dany Vaiman

Witness Address: Address on file

Witness Occupation: CFO

Witness Signature: *signed*

SIGNED and **DELIVERED** as a **DEED** by)
NORTHERN GREEN CANADA, INC.)
acting by a director in the presence of:)

Witness Name: Lisa McCormack

Witness Address: 275 Orenda Rd. W, Brampton ON L6T 3T7

Witness Occupation: President

Witness Signature: *signed*

Executed as a deed by

CURALEAF PORTUGAL LDA

Acting by two directors:

signed

....

Peter Doona

Director

signed

Nuno Mendonca

Director